Exhibit 10.1

SUBLEASE

THIS SUBLEASE (this “Sublease”) is made and entered into this 3rd day of September, 2020, by and between Five Prime Therapeutics, Inc., a Delaware corporation (“Sublandlord”), and Sutro Biopharma, Inc., a Delaware corporation (“Subtenant”).

RECITALS

A.

HCP OYSTER POINT III LLC, a Delaware limited liability company (“Master Landlord”), and Sublandlord entered into that certain Lease dated as of December 12, 2016 (the “Master Lease”), for the lease of a certain four-story building containing approximately 115,466 rentable square feet with an address of 111 Oyster Point Boulevard, South San Francisco,  California.  A copy of the Master Lease is attached as Exhibit A hereto.

B.	Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Master Lease.
C.	Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, the Premises, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals set forth above, the agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

1.Sublease.  Subject and pursuant to the provisions hereof, Sublandlord hereby subleases to Subtenant, and Subtenant subleases from Sublandlord, the Premises.  For purposes of this Sublease, the rentable square feet of the first, second and third floors, elevators and fifth floor utility mezzanine of the Building (the “Initial Premises”) is conclusively deemed to be 85,755 rentable square feet of space, and the rentable square feet of the fourth floor of the Building (the “Expansion Premises”) is conclusively deemed to be 29,711 rentable square feet of space. The rentable square feet of the Premises, consisting of the Initial Premises and the Expansion Premises, and together constituting the Building, is conclusively deemed to be 115,466 rentable square feet of space.  Together with its use of the Premises, Subtenant shall have the non-exclusive right to use its pro rata share (i.e., 74.27% prior to the Expansion Premises Commencement Date and 100% thereafter) of the generator serving the Building.  Prior to the Expansion Premises Commencement Date, Sublandlord shall have the non-exclusive right to use its pro rata share (i.e., 25.73%) of the generator serving the Building.  Prior to the Expansion Premises Commencement Date, Sublandlord shall have the non-exclusive right to use the lobby and passenger elevators in the Initial Premises as needed for ingress and egress to the Expansion Premises, the freight elevator and loading dock in the Initial Premises as needed for deliveries to the Expansion Premises, and the stair wells and other emergency exits in the Premises as needed for ingress and egress to the Building, Expansion Premises and, until the Delivery Date only, the Data Room (as defined in Section 13.13 below) (collectively with the Data Room, the “Shared Areas”).  In addition, until December 31, 2020 only, Sublandlord shall have the non-exclusive right to use the Shared Areas for the purposes set forth in the preceding sentence in connection with Sublandlord’s use of the Lab Space (as defined in Section 13.14 below).  Sublandlord’s use of the Shared Areas shall be subject to Subtenant’s reasonable rules and regulations.  The Shared Areas are depicted on Exhibit C hereto.  Operating Costs associated with the Shared Areas shall be allocated as set forth in Section 3.2.1.

2.Term.

2.1Delivery.  Sublandlord shall vacate and deliver the Initial Premises (including the Data Room, but excluding the Lab Space) in the required condition on or before October 1, 2020) (the “Delivery Date”) and the Expansion Premises in the required condition on the earlier of the date that is twenty four (24) months after the Initial Premises Commencement Date or the date set forth in Subtenant’s acceleration notice provided under Section 2.2 below.  Sublandlord shall vacate and deliver the Lab Space in the required condition on or before December 31, 2020.

2.2Commencement and Expiration.  The term of this Sublease for the Initial Premises shall commence on the date (the “Initial Premises Commencement Date”) which is the last to occur of (a) the date nine (9) months after the date of the written consent of Master Landlord to this Sublease (the “Consent Date”), (b) the date that is seven (7) months after the Delivery Date  and (c) April 1, 2021.  The term of this Sublease for the Expansion Premises (the “Expansion Premises Commencement Date”) shall commence on the date which is the later of twenty-four (24) months following the Initial Premises Commencement Date and the date Sublandlord delivers the Expansion Premises in the required condition; provided, however, that Subtenant shall have the right to accelerate the Expansion Premises Commencement Date to an earlier date upon six (6) months’ prior written notice to Sublandlord (which acceleration notice shall be irrevocable, once given).  Until the Expansion Premises Commencement Date, references in this Sublease to Subtenant’s obligations with respect to the “Premises” shall mean only the “Initial Premises”.  The term of this Sublease (the “Term”) for the Initial Premises and the Expansion Premises shall commence on their respective commencement dates and continue until December 31, 2027 (the “Expiration Date”), unless sooner terminated pursuant to the provisions hereof.  Notwithstanding any provision to the contrary contained herein, if for any reason the Consent Date shall not occur, Sublandlord shall not be subject to any liability therefor.  Subtenant shall have access to the Premises twenty-four (24) hours a day, three hundred sixty-five (365) days a year.

2.3Early Access.  Sublandlord agrees to cooperate with Subtenant to allow Subtenant access to the Initial Premises from the day following the Consent Date to the Delivery Date and deliver exclusive possession of the Initial Premises, including the Data Room (but excluding the Lab Space), on the Delivery Date, for design and construction purposes and for the purposes of the installation of furniture, fixtures and equipment and  preparing the Initial Premises for occupancy (the “Early Access Activities”), provided that Subtenant has first given Sublandlord at least one (1) business day’s prior notice of any such access (for access prior to the Delivery Date only) and has first delivered to Sublandlord a certificate of insurance evidencing compliance with the insurance obligations herein.  Such access (a) shall be solely for the Early Access Activities and not for the purposes of occupancy or possession of the Initial Premises, or of conducting business therein, and (b) shall be subject to and upon all the terms and conditions of this Sublease (including without limitation Section 11 hereof), except that Subtenant shall have no obligation to pay Base Rent or Additional Rent for the period prior to the Initial Premises Commencement Date; provided, however, that if Subtenant’s pursuit of the Early Access

Activities causes an increase of more than ten percent (10%) in the cost of utilities (including without limitation water, electricity, heat or air conditioning) allocable to the Initial Premises on a square-foot basis (as compared to the average cost for such utilities over the prior three (3) months), Subtenant shall reimburse Sublandlord for such increase in the cost of utilities within thirty (30) days following Sublandlord’s presentation of an invoice therefor (including reasonable supporting documentation), which invoice shall be presented to Subtenant within fifteen (15) days following each month of such Early Access Activities.    The Early Access Activities shall be performed between the hours of 6:00 a.m. and 5:00 p.m. on business days, and shall be coordinated with Sublandlord.  Subtenant’s early access shall not affect or alter the Initial Premises Commencement Date, the Expansion Premises Commencement Date, the Expiration Date, or the Term.

2.4Acceleration of Initial Premises Commencement Date.  Notwithstanding anything in Section 2.2 or Section 2.3 to the contrary, but subject to Sublandlord’s rights under Sections 13.3 and 13.4 hereof with respect to the use of the Data Room and the Lab Space, respectively, Subtenant shall have the right, upon not less than ten (10) days’ prior written notice to Sublandlord, to elect to obtain exclusive possession of one or more floors of the Initial Premises (but not less than all of the Initial Premises on a floor) prior to the Initial Premises Commencement Date, and in such event Subtenant may occupy such portion of the Initial Premises for the conduct of business and shall be subject to all of the terms of this Sublease with respect thereto commencing ten (10) days after Sublandlord’s receipt of such notice, except Subtenant shall pay to Sublandlord, (a) in advance, a pro-rata portion of the monthly Base Rent payable under this Sublease for such floor or floors on the first day of such occupancy (pro-rated for the number of days remaining in such month), and then on the first day of each succeeding calendar month, up to the Initial Premises Commencement Date at the same rate as payable immediately after the Initial Premises Commencement Date, and (b) in arrears, within thirty (30) days following Sublandlord’s presentation of an invoice therefor, Subtenant’s pro-rata portion of Additional Rent for such floor or floors for the period ending on the Initial Premises Commencement Date.

3.Rent.

3.1Base Rent.  From and after the Initial Premises Commencement Date, during each month of the Term of this Sublease, Subtenant shall pay as base rent for the Premises (“Base Rent”) as follows:

Months	Premises (RSF)	Monthly Base Rent Per Square Foot	Monthly Base Rent
1 – 6	85,755	$4.95	$424,487.25
7 – 12*	85,755*	$4.95*	$424,487.25*
13 – 24*	85,755*	$5.12*	$439,344.30*

25 – 36**	115,466	$5.30	$612,265.83
37 - 48	115,466	$5.49	$633,695.13
49 - 60	115,466	$5.68	$655,874.46

Months	Premises (RSF)	Monthly Base Rent Per Square Foot	Monthly Base Rent
61 - 72	115,466	$5.88	$678,830.07
73 –	115,466	$6.08	$702,589.12
Expiration Date

*Provided that Subtenant is not in default beyond applicable notice and cure periods of the terms and conditions of this Sublease, Sublandlord agrees to abate the obligation of Subtenant to pay Base Rent for months 7-18 of the Term (the “Conditional Rent”).   Notwithstanding the foregoing, however, during such abatement period, Subtenant shall be responsible for the payment of all Additional Rent allocable to the Premises then subleased hereunder.  In the event of a default by Subtenant beyond any applicable notice and cure periods and the expiration or earlier termination of this Sublease, Sublandlord shall be entitled to recover the unamortized portion of the Conditional Rent (i.e., the unamortized portion of the Conditional Rent shall be deemed not to have been abated, and shall become immediately due and payable as unpaid Rent earned, but due at the time of such default).

*The above chart assumes that the Expansion Premises Commencement Date occurs on the first day of the twenty-fifth (25th) month of the Term of this Sublease. If the Expansion Premises Commencement Date occurs on an earlier or later date, the above chart shall be deemed adjusted to provide for Subtenant to pay Base Rent on the increased square footage commencing on the Expansion Premises Commencement Date only.

Base Rent and Additional Rent shall be paid to Sublandlord without demand, deduction, set-off or counterclaim, in advance on the first day of each calendar month during the Term of this Sublease, and in the event of a partial rental month, Base Rent and Additional Rent shall be prorated on the basis of a 365-day year.  If Base Rent or Additional Rent abates under the Master Lease as to a portion of the Premises as to which this Sublease has commenced, Base Rent or Additional Rent, as the case may be, shall abate on a pro-rata basis under this Sublease.  If Sublandlord does not deliver the Lab Space to Subtenant in the required condition on or before December 31, 2020, Subtenant shall be entitled to a day-for-day credit in its Base Rent and Additional Rent obligations (calculated on a pro-rata rentable square foot basis) for the period commencing on January 1, 2021 and ending on the date on which Sublandlord delivers the Lab Space to Subtenant in the required condition.

3.2Operating Costs And Expenses.

3.2.1Subtenant shall pay to Sublandlord as additional rent hereunder Subtenant’s pro rata share of (i) Tenant’s Share of Direct Expenses (as defined in the Master Lease) payable by Sublandlord under the Master Lease, and (ii) utilities (including any applicable taxes thereon) contracted through Sublandlord.  Subtenant’s pro rata share shall mean that amount, expressed as a percentage, equal to the number of square feet included in the Premises then subleased by Subtenant divided by the number of square feet leased by Sublandlord under the Master Lease (i.e., 74.27% prior to the prior to the Expansion Premises Commencement Date, and 100% after the Expansion Premises Commencement Date).  Such amounts of Direct Expenses shall be payable in advance on the first day of each calendar month during the Term of this Sublease in accordance with Article 4 of the Master Lease.  Sublandlord shall promptly forward all Estimate Statements, Statements, invoices and backup documentation received from Master Landlord regarding Tenant’s Share of Direct Expenses.  Subtenant shall be entitled to all credits, if any, given by Master Landlord to Sublandlord for Sublandlord’s overpayment of any amounts under the Master Lease to the extent allocable to the portion of the Premises as to which this Sublease has commenced and to the extent paid by Subtenant.

In the event that the Term shall expire or earlier terminate on any date other than December 31, Subtenant’s obligations under this Section 3.2.1 for such calendar year shall be prorated on the basis of the number of days elapsed during such calendar year prior to and including the date of expiration or termination.

3.2.2In addition to the amounts payable under Section 3.2.1, Subtenant shall pay to Sublandlord within thirty (30) days of receipt of Sublandlord’s written invoice therefor, (i) any charges, costs, fees or expenses for which Sublandlord is charged under the Master Lease to the extent attributable to the portion of the Premises as to which this Sublease has commenced, including, without limitation, personal property taxes (but excluding any charges due to Sublandlord’s acts or omissions, including violation of the Master Lease that were not due to Subtenant’s violation of the Master Lease), and (ii) any and all charges of Master Landlord or other amounts payable to Master Landlord under the Master Lease caused by Subtenant’s failure to perform its obligations under this Sublease.

3.2.3Any and all amounts paid by Sublandlord under the Master Lease for Direct Expenses shall be conclusively deemed to be accurate and binding upon Subtenant for purposes of interpretation of this Section 3, subject to Subtenant’s right to require Sublandlord to perform an audit, at Subtenant’s expense, pursuant to Section 4.6 of the Master Lease, which Sublandlord shall do promptly upon request by Subtenant and Sublandlord shall promptly share the results of such audit with Subtenant.  All forms of Additional Rent and any other amounts payable by Subtenant to Sublandlord shall be payable by Subtenant without deduction, offset or abatement (except as expressly set forth in this Sublease or the provisions of the Master Lease incorporated herein) in lawful money of the United States to Sublandlord at such places and to such persons as Sublandlord may direct.  All such amounts, together with Base Rent, are collectively referred to herein as “Rent.”

3.2.4If Subtenant fails to pay any installment or other payment of rent to Sublandlord when due, such unpaid amount shall be subject to late charges and shall bear interest in accordance with Article 25 of the Master Lease, as incorporated herein.  All interest and late charges accrued under this Section shall be deemed to be Additional Rent payable hereunder.

3.2.5Sublandlord and Subtenant acknowledge and agree that the Master Lease is a single-tenant lease, and that (a) under Section 7.1 thereof, “Tenant” is responsible for maintaining the non-structural portion of the roof, the Building Systems, the Shared Areas and other items, and (b) under Section 6.2 thereof, “Tenant” is responsible for directly contracting for utilities for the Building (it being acknowledged by Sublandlord and Subtenant that as of the date hereof, Master Landlord contracts for electricity and bills Sublandlord, as “Tenant” under the Master Lease).  Commencing on the Initial Premises Commencement Date, Subtenant shall be responsible for performing all obligations of “Tenant” under Sections 7.1 and 6.2 of the Master Lease, as incorporated herein.    Prior to the Initial Premises Commencement Date, Sublandlord and Subtenant shall cooperate to install a separate sub-meter (such as an Emon Dmon) for electricity on the fourth (4th) floor of the Premises and, following the Initial Premises

Commencement Date and prior to the Expansion Premises Commencement Date, each of Sublandlord and Subtenant shall pay the portion of electricity charges included in Operating Expenses (based on the electricity sub-meter) for its respective floor or floors.  Until the Expansion Premises Commencement Date, Sublandlord shall be responsible for paying Subtenant within thirty (30) days of receipt of Subtenant’s written invoice therefor for (i) its allocable share of such management, repair and maintenance (including any necessary replacements) and (ii) utility costs (other than electricity, which is addressed in the preceding sentence) based upon actual consumption, as equitably and reasonably determined by Subtenant and supported by reasonable documentation.  Sublandlord shall be obligated to pay one hundred percent (100%) of any costs to make any repairs due to Sublandlord’s negligence, willful misconduct, damage or misuse.  The terms of Section 6.3 of the Master Lease shall apply as between Sublandlord (as “Tenant”) and Subtenant (as “Landlord”) with respect to the performance of the above work by Subtenant.

3.3Security Deposit.  Within three (3) business days after the Consent Date, Subtenant shall deposit with Sublandlord $857,290.50 (the “Security Deposit”) as security for Subtenant’s faithful performance of Subtenant’s obligations hereunder either in cash or, at Subtenant’s election, in the form of a letter of credit, in which case the terms of Article 21 of the Master Lease, as incorporated herein, shall apply.  Sublandlord approves Silicon Valley Bank as the issuing Bank and references in such Article to Wells Fargo Bank shall refer to such bank.  If Subtenant fails to pay Rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Sublease, in either case beyond applicable notice and cure periods, Sublandlord may use, apply or retain all or any portion of the Security Deposit for the payment of Rent or any other charge in default or for the payment of any other sum to which Sublandlord may become obligated by reason of Subtenant’s default, to compensate Sublandlord for any loss or damage which Sublandlord may suffer or reasonably estimates that it will suffer thereby or to compensate Sublandlord for any and all damages arising out of, or incurred in connection with, the termination of this Sublease, including without limitation those specifically identified in Section 1951.2 of the California Civil Code.   If Sublandlord so uses or applies all or any portion of the Security Deposit, Subtenant shall within ten (10) business days after written demand therefor deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to its full amount, and Subtenant’s failure to do so shall be a material breach of this Sublease.  Sublandlord shall not be required to keep the Security Deposit separate from its general accounts and the Security Deposit shall not bear interest.  At the expiration of the Term hereof and following performance of all of Subtenant’s obligations hereunder (including without limitation vacation of the Premises in accordance with the provisions of this Sublease, the Security Deposit, or so much thereof as has not theretofore been applied by Sublandlord, shall be returned to Subtenant (or at Sublandlord’s option, to the last assignee, if any, of Subtenant’s interest hereunder).  No trust relationship is created herein between Sublandlord and Subtenant with respect to the Security Deposit. Subtenant hereby irrevocably waives the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, that (a) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (b) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Sublandlord may, in addition, claim those sums specified in this Section 3.3 and/or those sums reasonably necessary to (i) compensate Sublandlord for any loss or damage caused by Subtenant’s breach of this Sublease, including any damages Sublandlord suffers following termination of this Sublease, and/or (ii) compensate Sublandlord for any and all damages arising out of, or incurred in connection with, the termination of this Sublease, including those specifically identified in Section 1951.2 of the California Civil Code.

4.Use.  Subtenant shall use and occupy the Premises only for the purposes set forth in Article 5 of the Master Lease and for no other purpose without Master Landlord’s and Sublandlord’s prior written consent, which may be withheld in their respective sole discretions. Subtenant shall be responsible for obtaining any and all permits required for its operations.

5.Parking.

5.1Spaces.  Under the Master Lease, Sublandlord has the right to use 291 unreserved parking spaces, including five (5) dedicated visitor parking spaces.  From the Initial Premises Commencement Date to the Expansion Premises Commencement Date, such parking spaces shall be allocated as follows:  (a) Subtenant shall have the right to use 218 unreserved parking spaces, and Sublandlord shall have the right to use the remaining 73 unreserved parking spaces; and (b) Subtenant shall have right to use four (4) dedicated visitor parking spaces, and Sublandlord shall have the right to use the remaining one (1) dedicated visitor parking spaces.  On and after the Expansion Premises Commencement Date, Subtenant shall have the right to use all 291 unreserved parking spaces, including all five (5) dedicated visitor parking spaces.

5.2Compliance.  Subtenant shall strictly comply (and cause each of its employees, contractors, representatives, and invitees using such privileges to strictly comply) with Article 28 of the Master Lease and all rules, regulations and requirements of Master Landlord with respect to use of the Parking Spaces and other matters relating thereto.

6.Subtenant Signage.  Subtenant shall have the right to all signage set forth in Article 23 of the Master Lease with respect to the Building.  All signage of Subtenant, if any shall (a) be subject to the terms of the Master Lease, Sublandlord’s and Master Landlord’s approval as to design, composition, size and location (which approval by Sublandlord shall not be required if Master Landlord provides its approval), and (b) be undertaken at Subtenant’s sole cost and expense, including, without limitation, all costs of installation, maintenance, repair, restoration and removal.  Sublandlord shall, at its sole cost, remove its Building monument and other signage (i) in and about the Building (other than within the Expansion Premises) on or before the Initial Premises Commencement Date and (ii) in the Expansion Premises on or before the Expansion Premises Commencement Date.

7.Broker Commissions.  Sublandlord represents and warrants that it has dealt with no broker in connection with this Sublease and the transactions contemplated herein except for Jones Lang LaSalle (“Sublandlord’s Broker”).  Subtenant represents and warrants that it has dealt with no broker in connection with this Sublease and the transactions contemplated herein other than Kidder Mathews and Sublandlord’s Broker.  Sublandlord shall bear the costs of commissions due to such brokers as a result of this Sublease.  Each party shall indemnify, defend and hold the other party free and harmless from and against any claim, loss, damage, liability, obligation, cost or expense, including attorneys’ fees suffered, incurred or asserted arising from its breach of the representation and warranty set forth in this Section 7.

8.Condition Of Premises. Sublandlord represents and warrants to Subtenant that, on the date hereof, to Sublandlord’s actual knowledge, without investigation, the roof of the Building does not leak and the Premises do not violate any applicable building code.  Sublandlord shall deliver (a) the Initial Premises (including the Data Room, but excluding the Lab Space) to Subtenant in vacant, broom clean condition, decommissioned, and with the plumbing, electrical systems, fire sprinkler system, elevator system, lighting, air conditioning, heating and all other building systems serving the Premises in good operating condition and repair, (b) the Expansion Premises to Subtenant in vacant, broom clean condition and decommissioned, and (c) the Lab Space to Subtenant in vacant, broom clean condition and decommissioned (in each case, as otherwise in substantially the same condition as of the date of this Sublease, the “required condition”).  Subtenant has inspected the Premises and all improvements located therein, and has agreed to accept the Premises in an “AS-IS” condition, in its condition existing as of the date of this Sublease subject to all applicable municipal, county, state and federal laws, ordinances and regulations governing and regulating the use and occupancy of the Premises, and accepts the Sublease subject thereto and to all matters disclosed thereby, without warranty or representation concerning the same, except as set forth in the first and second sentences of this Section 8.  Except as may be required to comply with the terms of the Master Lease that Subtenant is not yet obligated to perform or to comply with the delivery obligations in the second sentence of this section, Sublandlord shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Building, the Common Areas or the Premises, including without limitation any improvement or repair required to comply with any law, regulation, building code or ordinance (including without limitation the Americans with Disabilities Act of 1990); provided, however, that Sublandlord’s obligation to deliver the building systems serving the Premises in good working order as required under the first (1st) sentence of this Section 8 shall include the obligation to perform the work described in Exhibit F before the Delivery Date.

9.Master Lease.

9.1Compliance With Master Lease.  Except as otherwise expressly provided herein, the terms of the Master Lease shall be incorporated herein as if fully set forth herein, except that (i) each reference to this “Lease”, and the “Lease Term”, “Base Rent” and “Additional Rent” shall be deemed a reference to this “Sublease”, the Term of this Sublease and the Base Rent and Additional Rent under this Sublease, respectively, (ii) prior to the Expansion Premises Commencement Date, each reference to the Premises shall be deemed a reference to the Initial Premises, (iii) each reference to “Landlord” and “Tenant” shall be deemed a reference to “Sublandlord” and “Subtenant”, respectively, (iv) each reference to the Lease Commencement Date and Rent Commencement Date shall be deemed a reference to the Initial Premises Commencement Date, as to the Initial Premises, and the Expansion Premises Commencement Date, as to the Expansion Premises and (iv) wherever there is a requirement to pay the costs and expenses of "Landlord," Subtenant shall only be obligated to pay Master Landlord’s costs and expenses and not both Sublandlord’s and Master Landlord’s costs and expenses; provided, however, Sublandlord shall cooperate reasonably to provide a waiver for Subtenant’s lender(s) and equipment lessor(s) and Subtenant shall also pay Sublandlord’s actual reasonable attorneys’ fees to review such waivers.  In the event of a conflict between the express provisions of this Sublease and the provisions of the Master Lease incorporated herein, as between Sublandlord and Subtenant, the provisions of this Sublease shall control.  Subtenant shall comply with and perform, for the benefit of Master Landlord and Sublandlord, all of such terms, covenants, conditions and obligations of the “Tenant” under the Master Lease, as incorporated herein, allocable or applicable to the Initial Premises or the Premises, as the case may be.  Except as otherwise expressly provided hereunder, or as the context of this Sublease directly indicates otherwise, all of the obligations and rights imposed on or granted to the “Tenant” under the Master Lease, as incorporated herein, with respect to the portion of the Premises as to which this Sublease was commenced are hereby imposed on or granted to Subtenant and all of the obligations and rights imposed on or granted to the “Landlord” under the Master Lease, as incorporated herein, with respect to the portion of the Premises as to which this Sublease has commenced are hereby imposed on or granted hereunder to Sublandlord.

9.1.1Sublandlord shall have no duty to perform any obligations of Master Landlord which are, by their nature, the obligation of an owner or manager of real property, and the term “Landlord” shall mean Master Landlord only and not Sublandlord in those Sections of the Master Lease as incorporated herein specified in Section 9.2 below.    Accordingly, Sublandlord shall not be required to (a) provide the work, services, repairs, restoration, or capital improvements which the Master Landlord is required to provide under the Master Lease or (b) procure and maintain the insurance which the Master Landlord is required to procure and maintain under the Master Lease.  In the event of any default or failure of performance by Master Landlord in its obligations under the Master Lease, the sole obligation of Sublandlord shall be to request the same in writing from Master Landlord as and when requested to do so by Subtenant, and to use Sublandlord’s reasonable efforts (provided Subtenant pays all reasonable costs incurred by Sublandlord in connection therewith) to obtain Master Landlord’s performance.  If, after receipt of written request from Subtenant, Sublandlord shall fail or refuse to take action for such enforcement of the Master Lease, Subtenant shall have the right to take such action in its own name, and for that purpose and only to such extent, all of the rights of Sublandlord as “Tenant” with respect to the Premises under the Master Lease hereby are conferred upon and assigned to Subtenant, and Subtenant hereby is subrogated to such rights to the extent that the same shall apply to the Premises.

9.1.2Sublandlord shall have no liability to Subtenant with respect to (a) representations and warranties made by Master Landlord under the Master Lease, (b) any indemnification obligations of Master Landlord under the Master Lease or other obligations or liabilities of Master Landlord with respect to compliance with laws, condition of the Premises or Hazardous Materials, or (c) Master Landlord’s repair, maintenance, restoration, upkeep, insurance and similar obligations under the Master Lease, regardless of whether the incorporation of one or more provisions of the Master Lease into the Sublease might otherwise operate to make Sublandlord liable therefor.  Sublandlord acknowledges that, pursuant to the provisions of Section 9.2 below, certain indemnification obligations of the “Landlord” under the Master Lease are incorporated by reference into this Sublease as obligations of Sublandlord to Subtenant under this Sublease.

9.1.3Wherever the Master Lease grants to Sublandlord a specified number days after notice or other time condition to perform an obligation under the Master Lease (excluding the payment or Base Rent and Tenant’s Share of Direct Expenses, the time period granted to Subtenant for performance of the corresponding obligation under this Sublease shall be shortened (a) by two (2) business days or two (2) calendar days, where such time period in the Master Lease is less than ten (10) business days or ten (10) calendar days, respectively (but not to less than two (2) days), or (b) by five (5) business days or five (5) calendar days, where such time period in the Master Lease is ten (10) or more business days or ten (10) or more calendar days, respectively.  Any default notice or other notice of any obligations (including any billing or invoice for any Rent or any other expense or charge due under the Master Lease) from Master Landlord which is received by Subtenant (whether directly or as a result of being forwarded by Sublandlord) shall constitute such notice from Sublandlord to Subtenant under this Sublease without the need for any additional notice from Sublandlord.

9.1.4This Sublease is and at all times shall be subject and subordinate to the Master Lease and the rights of Master Landlord thereunder.  Subtenant shall not commit or  permit any of its agents, employees or contractors to commit any act or omission which if done or permitted by Sublandlord or its agents, employees or contractors would be (with notice, the passage of time or both) in violation of or a default by the “Tenant” under the Master Lease.  Subtenant hereby agrees:  (a) to comply with all provisions of the Master Lease, as incorporated herein, which are required to be performed by Subtenant hereunder; and (b) to perform all the obligations on the part of the Tenant to be performed under the terms of the Master Lease, as incorporated herein, during the Term of this Sublease which are required to be performed by Subtenant hereunder. If Subtenant shall default in the performance of any of its obligations under this Sublease, other than its obligation to pay Rent to Sublandlord, Sublandlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Subtenant, without notice in a case of emergency and, in all other cases, if the default continues after three (3) days from the date of written notice thereof from Sublandlord.

9.1.5With respect to any approval or consent required to be obtained from Master Landlord under the Master Lease, such approval or consent must be obtained from Master Landlord and Sublandlord, and the approval or consent of Sublandlord may be withheld if Master Landlord’s approval or consent is not obtained.  Such approvals and consents shall include, without limitation, all approvals and consents required with respect to Hazardous Materials and Transfers. With respect to Alterations, Sublandlord agrees that it will not withhold its consent to any Alternation approved by Master Landlord.

9.2Incorporation By Reference.  Notwithstanding any provision of this Sublease to the contrary, the following provisions of the Master Lease shall not be incorporated into this Sublease:

•	Summary of Basic Lease Information, except for Sections 2.1, 2.2, 7 and 9
•	Section 1.1.1
•	Section 1.1.2 (first sentence)
•	Section 1.1.4
•	Section 1.2
•	Section 1.3
•	Section 1.4
•	Article 2 (except for the definition of “Lease Year” in Section 2.1)
•	Article 3 (except for the final sentence)
•	Section 4.2.6

•	Section 4.6
•	All references to the "Tenant Work Letter"
•	Section 6.1 (the first clause in the last sentence)
•	Section 7.1 (the phrase “and Building” in the second line)
•	Section 8.5 (last four sentences with respect to any property listed on Exhibit B)
•	Section 10.7
•	Section 14.4
•	Section 18 (the first and third sentences)
•	Section 19.5.2 (it being understood that Subtenant shall be entitled to abatement under such Section to the extent such abatement is received by Sublandlord under the Master Lease)
•

Article 21 (unless Subtenant elects under Section 3.3 of this Sublease to provide the Security Deposit in the form of a letter of credit, in which case only Section 21.7 shall be deleted and the L-C Amount shall be the amount of the Security Deposit under this Sublease)

•	Section 23.1 (the second to last sentence)
•	Section 23.2 (the last sentence)
•	Section 29.5 (after the first comma)
•	Section 29.13 (the first sentence)
•	Section 29.24
•	Exhibit B
•	Exhibit C;

and in the following provisions of the Master Lease the term Landlord shall refer to Master Landlord only (or both Master Landlord and Sublandlord, if so specified):

•	Section 1.1.2(iv)
•	Section 1.1.3
•	Section 1.2
•	Section 4.1.2
•	Section 4.2
•	Section 4.3
•	Section 4.4
•	Section 4.5 (both Master Landlord and Sublandlord)
•	Section 5.2
•	Section 5.3 (both Master Landlord and Sublandlord)
•	Section 6.1 (first sentence and second paragraph only)
•	Section 6.4 (both Master Landlord and Sublandlord)
•	Section 7.4 (except for the first sentence of Section 7.3, which shall be both Master Landlord and Sublandlord)
•	Article 8 (except for the first reference in the first sentence of Section 8.4, which shall be both Master Landlord and Sublandlord)
•	Section 10.1 (both Master Landlord and Sublandlord)

•	Section 10.2
•	Section 10.4 (both Master Landlord and Sublandlord)
•	Section 10.6
•	Section 11.1 (the second, third and fourth sentences)
•	Section 11.2
•	Section 11.3 (the first reference)
•	Article 13 (the first sentence)
•	Section 15.2 (both Master Landlord and Sublandlord)
•	Article 17 (both Master Landlord and Sublandlord)
•	Article 18 (both Master Landlord and Sublandlord)
•	Section 19.5.2 (both Master Landlord and Sublandlord)
•	Section 23
•	Section 24 (third sentence) (both Master Landlord and Sublandlord)
•	Section 26.2 (both Master Landlord and Sublandlord)
•	Section 29.26 (first sentence only)
•	Section 29.29.1
•	Section 29.31

In addition, in Section 14.3, with respect to future Transfers by Subtenant, Subtenant shall pay Master Landlord the entire premium payable to Master Landlord under the Master Lease, plus pay Sublandlord fifty percent (50%) of any remaining Transfer Premium.

9.3Termination of Master Lease.  If for any reason the term of the Master Lease is terminated prior to the Expiration Date of this Sublease, this Sublease shall thereupon terminate and Sublandlord shall not be liable to Subtenant by reason thereof for damages or otherwise (except where such termination results from a default under the Master Lease by Sublandlord through no fault of Subtenant or is otherwise a breach of the terms of this Sublease by Sublandlord) except that Sublandlord shall return to Subtenant that portion of any Rent paid in advance by Subtenant, if any, which is applicable to the period following the date of such termination and so much of the Security Deposit as Sublandlord is obligated to return in accordance with the provisions of this Sublease.  So long as Subtenant complies with its obligations under this Sublease:   (a) Sublandlord shall perform all of its obligations under the Master Lease not agreed to be performed by Subtenant hereunder to the extent required to keep the Master Lease in full force and effect during the Term; (b) Sublandlord shall not, without Subtenant’s prior written consent, exercise any right to terminate the Master Lease, voluntarily terminate the Master Lease, or take any other action under the Master Lease that could materially adversely affect Subtenant’s use or occupancy of the Premises or materially increase Subtenant’s obligations or decrease Subtenant’s rights; and (c) Sublandlord shall not agree to any amendment of the Master Lease which would materially adversely affect Subtenant’s rights or obligations under this Sublease.   Notwithstanding the foregoing, Sublandlord shall have no liability to Subtenant for its violation of the terms of this Section 9.3 if Master Landlord agrees that Subtenant may remain in possession of the Premises on the same terms as this Sublease for the remainder of the Term.

9.4Surrender.  Subtenant shall surrender the Premises to Sublandlord broom- clean and in as good a condition as on the Initial Premises Commencement Date or Expansion Premises Commencement Date, as applicable, ordinary wear and tear, casualty and condemnation excepted, and free of Hazardous Materials caused by Subtenant to the extent required under the Master Lease.  Prior to expiration or earlier termination of this Sublease, Subtenant shall (a) remove any Alterations, additions and improvements made by or at the request of Subtenant (whether or not made with Sublandlord’s consent) to the extent required by Master Landlord, (b) remove all Subtenant’s trade fixtures, equipment and personal property, and (c) restore the Premises to the condition described in the first sentence of this section, all at Subtenant’s expense. In addition, and without limiting the foregoing, it is expressly agreed that Subtenant shall be obligated to remove any Alterations or any additions and improvements made by or at the request of Sublandlord as “Tenant” under the Master Lease (whether or not made with Master Landlord’s participation of consent) or otherwise existing in the Premises on the Initial Premises Commencement Date to the extent required by Master Landlord.  If the Premises are not so surrendered, then Subtenant shall be liable to Sublandlord for all cost incurred by Sublandlord (including any charges by Master Landlord under the Master Lease) in returning the Premises to such required condition, plus interest thereon at the rate of ten percent (10%) per annum.

9.5Hazardous Materials.  Subtenant shall use no Hazardous Materials in, on, under or about the Premises or the Building, except as permitted by Section 5.3 of the Master Lease, as incorporated therein.  Subject to receipt of Master Landlord’s consent, Sublandlord hereby approves of Subtenant’s use of the Hazardous Materials on the form attached hereto as Exhibit D.  Subtenant hereby agrees that the obligations of “Tenant”  in Section 5.3 of the Master Lease are incorporated herein by reference as specified above, including without limitation all such obligations to deliver Environmental Questionnaires (including the delivery of an Environmental Questionnaire concurrently with the execution and delivery of this Sublease), and all obligations to deliver notices, notifications, certifications, documents, environmental assessments, Environmental Reports, and Clean-up plans.  In addition, Subtenant specifically acknowledges that Sublandlord shall have the obligation, and the right, to deliver all such Environmental Questionnaires and other documents and notices to Master Landlord in fulfillment of Sublandlord’s obligations to Master Landlord under the Master Lease.  Sublandlord agrees to use reasonable commercial efforts to minimize the creation of duplicative or inconsistent obligations to Master Landlord and Sublandlord under Sections 5.3.1.3(iii) and (iv), 5.3.2 and 5.3.4 of the Master Lease, but nothing herein shall be construed as any waiver by Sublandlord or its rights and remedies pursuant to said Sections of the Master Lease, as incorporated herein.  In Section 5.3.1.4.3, as incorporated by reference herein, the phrase “that exist in, on or about the Project as of the date hereof” shall be deleted and the following phrase shall be inserted in its place:  “that exist in the Premises as of the Initial Premises Commencement Date or the Expansion Premises Commencement Date, as the case may be, and that are caused by Sublandlord and not the obligation of Master Landlord under Section 5.1.4.1.3 of the Master Lease or a third party.”

9.6Entry By Sublandlord.  Sublandlord shall have the right to enter the Premises as set forth in Article 27 of the Master Lease as incorporated by reference herein, and shall also have the right to use the Common Areas, for purposes of performing its obligations under the Master Lease or this Sublease.

10.Additional Provisions.

10.1Notices.  In the event that Sublandlord or Subtenant shall receive any notice from Master Landlord for any reason pertaining to the Premises, then, such party shall immediately send a copy of such notice to the other party.

The provisions of the Master Lease regarding the giving of notices are hereby amended to delete the notice addresses for “Tenant” and “Landlord” and to insert the following:

Notices to Sublandlord:

Five Prime Therapeutics, Inc.
111 Oyster Point Boulevard
South San Francisco, CA  94080
Attention: General Counsel

With a copy (which shall not constitute notice) to:

Lubin Olson Niewiadomski LLP
The Transamerica Pyramid
600 Montgomery Street, 14th Floor
Attention:  Kenneth Whiting and legal@fiveprime.com

Notices to Subtenant:

Sutro Biopharma, Inc.

(Prior to Occupancy)
310 Utah Avenue, Suite 150
South San Francisco, CA  94080
Attention: Legal Counsel, David Pauling (dpauling@sutrobio.com)

(After Occupancy)
At the Premises
Attention: Legal Counsel, David Pauling (dpauling@sutrobio.com)

10.2Assignment, Subletting and Encumbrance.  Subtenant shall not voluntarily or involuntarily, by operation of law or otherwise, assign, sublet, mortgage or otherwise encumber all or any portion of its interest in this Sublease or in the Premises without obtaining the prior written consent of Sublandlord and Master Landlord with respect thereto, to the extent such consent is required under the terms and conditions of the Master Lease, as incorporated herein.  If Master Landlord’s consent is obtained, Sublandlord shall not unreasonably withhold its consent to any proposed sublease; provided, however, that Sublandlord may require as a condition of granting any such consent that (a) Subtenant provides to Sublandlord reasonably sufficient evidence of such sublessee’s financial capability, (b) Subtenant reaffirms, in form satisfactory to Sublandlord, its continuing liability under the Sublease.  Any assignment, subletting, mortgage or other encumbrance attempted by Subtenant to which Sublandlord and/or Master Landlord has not consented in writing pursuant to the provisions hereof (where such consent was required) shall be null and void and of no effect.  Notwithstanding anything to the contrary in this Sublease, Sublandlord shall have no option to recapture any Contemplated Transfer Space of Subtenant, as set forth in Section 14.4 of the Master Lease.

10.3Alterations and Improvements By Subtenant.  Subtenant shall not make any to the Premises without first (a) obtaining the written approval of such Alterations from each of Master Landlord and Sublandlord to the extent approval is required under the Master Lease and (b) otherwise complying with all provisions of the Master Lease, as incorporated herein, applicable to such Alterations; provided, however, approval by Sublandlord shall not be required if Master Landlord provides its approval. All such Alterations shall be constructed only after necessary permits, licenses and approvals have been obtained from appropriate governmental agencies and all improvements shall be constructed as to conform to all relevant codes, regulations, and ordinances.  All such Alterations shall be made at Subtenant’s sole cost and shall be diligently prosecuted to completion.  Upon the expiration of this Sublease, Subtenant shall comply with Article 15 of the Master Lease, as incorporated herein, except to the extent that Master Landlord waives such requirement in writing.  Subtenant shall permit no mechanics’ or other liens to be recorded against the Premises related to work performed by or for  Subtenant or anyone claiming by, under or through Subtenant.  Should such a lien be made or filed against the Premises or real property on which the Premises are situated, Subtenant at its sole cost, shall bond against or discharge said lien within thirty (30) days after Sublandlord’s or Master Landlord’s request to do so.  Sublandlord acknowledges that Subtenant plans to install its own security system for the Premises and make the alterations described in Exhibit E, provided Master Landlord consents to the same and does not require that they be restored.  Sublandlord’s contingent waiver of its approval right to Subtenant’s Alterations shall not affect or diminish any of Subtenant’s other obligations to Sublandlord under Section 8 of the Master Lease as incorporated herein, and Subtenant shall provide to Sublandlord all notices, lien waivers, and “as built” drawings and other items required to be delivered to Sublandlord pursuant to that Section.  In addition, to the extent Subtenant is delayed in completing its initial alterations to the Premises due to (i) delays by Sublandlord, but only if the delay continues for two (2) business days after Subtenant’s delivery of a second request for approval in compliance with the notice provisions of this Sublease, which second request must be in writing or sent by email to Sublandlord’s email address provided under Section 10.1 above or (ii) mandatory construction work stoppages imposed by governmental entities in response to the COVID-19 pandemic (by statute, orders or other restrictions), Subtenant shall be entitled to abate one (1) day of rent next coming due with respect to the applicable phase of the Premises for each day of such delay.

10.4Holding Over.  Any holdover by Subtenant shall be governed by Article 16 of the Master Lease, as incorporated herein by reference.  In addition, Sublandlord expressly reserves the right to require Subtenant to surrender possession of the Premises upon the expiration of the Term or upon the earlier termination hereof and the right to assert any remedy at law or in equity to evict Subtenant and/or collect damages in connection with any such holding over, and Subtenant shall indemnify, defend and hold Sublandlord harmless from and against any and all claims, demands, actions, losses, damages, obligations, costs and expenses, including, without limitation, attorneys’ fees incurred or suffered by Sublandlord by reason of Subtenant’s failure to surrender the Premises on the expiration or earlier termination of this Sublease in accordance with the provisions of this Sublease, as set forth in the final sentence of such Article 16 of the Master Lease; provided, however, the holdover rent paid by Subtenant hereunder shall be credited against all such claims, demands, actions, losses, damages, obligations, costs and expenses.

10.5Waiver.  The waiver of Sublandlord or Subtenant of any agreement, condition or provision contained herein or any provision incorporated herein by reference shall not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition or provision, nor shall any custom or practice which may evolve between the parties in the administration of the terms hereof be construed to waive or to lessen the right of Sublandlord or Subtenant to insist upon the performance by the other in strict accordance with said terms.  The subsequent acceptance of Rent hereunder by Sublandlord shall not be deemed to be a waiver of any preceding breach by Subtenant of any agreement or condition of this Sublease or the same incorporated herein by reference, other than the failure of Subtenant to pay the particular Rent so accepted, regardless of Sublandlord’s knowledge of such preceding breach at the time of acceptance of such Rent.

10.6Complete Agreement.  There are no oral agreements between Sublandlord and Subtenant affecting this Sublease, and this Sublease supersedes and cancels any and all previous negotiations, letters of intent, brochures, agreements and understandings, if any, between Sublandlord and Subtenant or displayed by Sublandlord, its agents or real estate brokers to Subtenant with respect to the subject matter of this Sublease, the Premises or the Building.  There are no representations between Sublandlord and Subtenant other than those contained in or incorporated by reference into this Sublease.

10.7Insurance.  Subtenant shall comply with the insurance provisions applicable to Tenant under the Master Lease, as incorporated herein.  Such insurance shall insure the performance by Subtenant of its applicable obligations hereunder and the liability insurance shall name Master Landlord and Sublandlord as additional insureds.   All such insurance shall include an endorsement requiring thirty (30) days written notice from the insurance company to Master Landlord and Sublandlord before cancellation or change in coverage, insureds or amount of policy.  Subtenant shall provide both Master Landlord and Sublandlord with certificates of insurance evidencing such coverage prior to the earlier of entry into the Premises or the commencement of this Sublease.   The waiver of subrogation provision contained in Section 10.5 of the Master Lease shall be deemed to be a three-party agreement binding among and inuring to the benefit of Sublandlord, Subtenant and Master Landlord (by reason of its consent hereto).

11.Indemnification; Exculpation

11.1Non-Liability Of Sublandlord.  Sublandlord shall not be liable to Subtenant, and Subtenant hereby waives and releases all claims against Sublandlord and its partners, officers, directors, employees, trustees, successors, assigns, agents, servants, affiliates, representatives, and contractors (collectively, herein “Sublandlord Affiliates”) for injury or damage to any person or property occurring or incurred in connection with, or in any way relating to, the Premises.  Without limiting the foregoing, neither Sublandlord nor any of the Sublandlord Affiliates shall be liable for and there shall be no abatement of Rent for (i) any damage to Subtenant’s property stored with or entrusted to Sublandlord or Sublandlord Affiliates, (ii) loss of or damage to any property by theft or any other wrongful or illegal act, or (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Premises or from the pipes, appliances, appurtenances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever or from the acts or omissions of other sublessees, occupants or other visitors to the Premises or from any other cause whatsoever, or (iv) any latent or other defect in the Premises.  Notwithstanding any provision of this Section 11.1 to the contrary, the waiver of liability contained in this Section 11.1 shall not apply to damage resulting from the negligence or willful misconduct of Sublandlord or its agents, contractors or invitees or the breach by Sublandlord of this Sublease or the Master Lease through no fault of Subtenant; provided, further, however, in no case shall Sublandlord ever be liable to Subtenant for (and Subtenant hereby waives any right to recover from Sublandlord for) any lost profits, business interruption or any form of consequential damage and in no case shall Subtenant ever be liable to Sublandlord for (and Sublandlord hereby waives any right to recover from Subtenant for) any lost profits, business interruption or any form of consequential damage.

11.2Indemnification Of Sublandlord; Indemnification Of Master Landlord.  Subject to the terms of Section 10.5 of the Master Lease, as incorporated herein, Subtenant shall indemnify, defend, protect and hold Sublandlord and its officers, agents, and employees (collectively, “Sublandlord’s Agents”) and Master Landlord and it officers, agents and employees, harmless from and against any and all claims, suits, judgments, losses, costs, obligations, damages, expenses, interest and liabilities, including, without limitation, actual attorneys’ fees and costs, incurred or asserted in connection with (i) injury or damage to any person or property whatsoever arising out of or in connection with this Sublease, the Premises or Subtenant’s activities in or about the Premises to the extent such injury or damage has been caused in whole or in part by the act, negligence, fault or omission of Subtenant, its agents, servants, contractors, employees, representatives, licensees or invitees (provided, however that the indemnification provided in this Section 11.2(i) shall not apply to the extent the injury or damage results from the negligence or willful misconduct of Sublandlord or Sublandlord’s Agents or Master Landlord or Master Landlord’s Agents or Sublandlord’s or Master Landlord’s violation of this Sublease or the Master Lease, of (ii) any breach or default by Subtenant of its obligations under this Sublease.  The provisions of this Section 11.2 shall survive the expiration or earlier termination of this Sublease.  Subject to the terms of Section 10.5 of the Master Lease, as incorporated herein, Sublandlord shall indemnify Subtenant as provided in the penultimate sentence of Section 10.1 of the Master Lease, as incorporated herein, except such indemnity shall also include any claims, suits, judgments, losses, costs, obligations, damages, expenses, interest and liabilities arising from Sublandlord’s use of the Shared Areas, except to the extent due to the negligence or willful misconduct of Subtenant or Subtenant’s Agents or Subtenant’s violation of this Sublease.

12.FF&E.  Effective upon the Initial Premises Commencement Date, Sublandlord shall be deemed to have sold, and Subtenant shall be deemed to have purchased, for the consideration of One Dollar ($1.00), all of Sublandlord’s right, title and interest in the furniture, fixtures and equipment listed on Exhibit B-1 hereto (the “Initial Premises FF&E”).  Effective upon the Expansion Premises Commencement Date, Sublandlord shall be deemed to have sold, and Subtenant shall be deemed to have purchased, for the consideration of One Dollar ($1.00), all of Sublandlord’s right, title and interest in the furniture, fixtures and equipment listed on Exhibit B-2 hereto (the “Expansion Premises FF&E” and, together with the Initial Premises FF&E, the

“FF&E”).  Subtenant shall accept the FF&E in its then “AS-IS” condition and state of repair, subject to any and all defects therein, latent or otherwise; provided, however, Sublandlord shall, prior to the applicable Commencement Date, decommission any FF&E that contains Hazardous Materials and Sublandlord shall be responsible for any sales tax with respect to the transfer of the FF&E.  Subject to the foregoing, Subtenant waives any claim or action against Sublandlord in respect of the condition of the FF&E and neither Sublandlord nor any of Sublandlord’s agents has made or makes any warranty or representation, express or implied, with respect to the condition of the FF&E, including without limitation any warranty of fitness for any particular purpose or as to any other matter whatsoever respecting the quality or condition of the FF&E.  During the Term, the provisions of the Master Lease and this Sublease applicable to the personal property of Subtenant shall be applicable to the FF&E, including without limitation Subtenant’s obligation to insure the FF&E.  Subtenant, at its sole cost and expense, shall remove the FF&E from the Building upon the expiration or earlier termination of this Sublease.  Sublandlord and Subtenant agree that no portion of the Base Rent or Additional Rent payable under this Sublease is attributable to the FF&E.

13.Miscellaneous.

13.1Counterparts.  This Sublease may be executed in one or more counterparts by the parties hereto.  All counterparts shall be construed together and shall constitute one agreement.  A facsimile counterpart signature or an electronic counterpart signature delivered to each party shall be deemed an original for the purpose of execution of this Sublease.

13.2Sole Agreement.  This Sublease contains all of the understandings of the parties and all representations made by either party to the other are merged herein.

13.3Modification.  This Sublease may not be modified in any respect except by a document in writing executed by both parties hereto or their respective successors.

13.4Attorneys’ Fees.  If either party hereto brings an action or other proceeding against the other to enforce, protect, or establish any right or remedy created under or arising out of this Sublease, the prevailing party shall be entitled to recover from the other party, all costs, fees and expenses, including, without limitation, attorneys’ fees, expenses, and disbursements incurred or sustained by such prevailing party in connection with such action or proceeding, and the prevailing party’s rights to recover its costs, fees and expenses, and any award thereof, shall be separate from, shall survive, and shall not be merged with any judgment.

13.5Binding Effect.  This Sublease shall be binding on and inure to the benefit of the parties and their respective heirs, successors and assigns.

13.6Time Is Of Essence.  Time is of essence in respect of each and every term, covenant and condition of this Sublease.

13.7Governing Law.  This Sublease, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Sublease, or the negotiation, execution or performance of this Sublease (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sublease or as an inducement to enter into this Sublease) shall be governed by, and enforced in accordance with, the internal laws of the State of California (without giving effect to any choice or conflict of law provision or rule, whether of the State of California or any other jurisdiction, that would cause the application of laws of any jurisdiction other than those of the State of California).

13.8Representations And Warranties.  Subtenant hereby represents and warrants to Sublandlord that (i) each person signing this Sublease on behalf of Subtenant is duly authorized to execute and deliver this Sublease on behalf of Subtenant, (ii) the execution, delivery and performance of this Sublease has been duly and validly authorized in accordance with the articles of incorporation, bylaws and other organizational documents of Subtenant, and (iii) Subtenant is duly organized and in good standing under the laws of the State of Delaware.  Sublandlord hereby represents and warrants to Subtenant that (i) each person signing this Sublease on behalf of Sublandlord is duly authorized to execute and deliver this Sublease on behalf of Sublandlord, (ii) the execution, delivery and performance of this Sublease has been duly and validly authorized in accordance with the articles of incorporation, bylaws and other organizational documents of Sublandlord, and (iii) Sublandlord is duly organized and in good standing under the laws of the State of Delaware.  In addition, Sublandlord represents and warrants that (a) the Master Lease is in full force and effect, and there exists under the Master Lease no default by Sublandlord or, to Sublandlord’s actual knowledge, Master Landlord, nor has there occurred any event which, with the giving of notice or passage of time or both, could constitute such a default by Sublandlord or, to Sublandlord’s actual knowledge, Master Landlord and (b) the copy of the Master Lease attached hereto as Exhibit A is a true, correct and complete copy of the Master Lease.

13.9Securities Law Filings and Disclosures.  Sublandlord and Subtenant hereby acknowledge that: (a) each of such parties may file a Current Report on Form 8-K (the “Current Reports”) with the Securities and Exchange Commission (the “SEC”) after the execution and delivery of this Sublease; (b) the Current Reports may include a description of the terms and conditions of this Sublease; (c) a copy of this Sublease may be attached as an exhibit to the respective Current Report or a subsequently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K with the SEC; and (d) neither party will seek confidential treatment of any of the terms and conditions of this Sublease, notwithstanding any provision of this Sublease to the contrary.  Each of Sublandlord and Subtenant hereby consents to the other party’s filing of its respective Current Report and the filing of this Sublease as an exhibit to any SEC filing requiring such filing and waives any obligation of the other party to seek confidential treatment of any of the terms and conditions of this Sublease in connection with any such filing.

13.10Condition Precedent.  Notwithstanding anything to the contrary set forth in this Sublease, this Sublease is conditioned upon, and shall not take effect until, receipt of the written consent of the Master Landlord hereto in form reasonably acceptable to Sublandlord and Subtenant, which must include, unless waived by Subtenant, Master Landlord’s (a) approval of Subtenant’s signage rights hereunder and installation of a security system and the alterations described in Exhibit E, (b) agreement that such alterations and any existing alterations in the Premises as of the date of this Sublease do not need to be restored, (c) agreement that Master Landlord’s consent shall not be required for Transfers to Subtenant’s Permitted Transferees, as described in Section 14.8 of the Master Lease, as incorporated herein, (d) agreement that the release and waiver of subrogation in Section 10.5 of the Master Lease shall apply as between Master Landlord and Subtenant and (e) consent to Subtenant’s use of the generator as described in

Section 1 and Hazardous Materials as described in Exhibit D. Subtenant hereby agrees for the benefit of Sublandlord and Master Landlord (as an express intended third party beneficiary) that other than as expressly and specifically agreed to in writing by Master Landlord, no act, consent, approval or omission of Master Landlord pursuant to this Sublease shall (i) constitute any form of recognition of Subtenant as the direct tenant of Master Landlord, (ii) create any form of contractual duty or obligation on the part of Master Landlord in favor of Subtenant or (iii) waive, affect or prejudice in any way Master Landlord’s right to treat this Sublease and Subtenant’s rights to the Premises as being terminated upon any termination of the Master Lease.  If Master Landlord’s consent in a form reasonably acceptable to Sublandlord and Subtenant is not obtained within thirty (30) days after execution of this Sublease by Subtenant, then either Sublandlord or Subtenant may terminate this Sublease by giving the other written notice thereof prior to receipt of such consent and Sublandlord shall return any deliveries made by Subtenant.

13.11Cooperation.  Each party shall reasonably cooperate with the other party with respect to seeking any necessary approvals from Master Landlord, including without limitation approval of this Sublease.

13.12Sublandlord Obligations.  Sublandlord shall fully perform all of its obligations under the Master Lease to the extent Subtenant has not expressly agreed to perform such obligations under this Sublease.  In the event, however, that Sublandlord defaults in the performance or observance of any of Sublandlord’s remaining obligations under the Master Lease or fails to perform Sublandlord’s stated obligations under this Sublease, then Subtenant may give Sublandlord notice specifying in what manner Sublandlord has defaulted, and if such default shall not be cured by Sublandlord within thirty (30) days thereafter (except that if such default cannot be cured within said thirty (30) day period, this period shall be extended for an additional reasonable time, provided that Sublandlord commences to cure such default within such thirty (30) day period and proceeds diligently thereafter to effect such cure as quickly as possible), then Subtenant shall be entitled to cure such default and promptly collect from Sublandlord, Subtenant’s reasonable expenses in so doing (including without limitation reasonable attorneys’ fees and court costs).  Subtenant shall not be required, however, to wait the entire cure period described herein if earlier action is required to comply with the Master Lease or with any applicable governmental law, regulation or order.  Sublandlord shall not exercise any extension options in, or otherwise extend the term of, the Master Lease.

13.13Data Room.  Notwithstanding anything to the contrary in this Sublease, commencing on the date of this Sublease and ending on the day before the Delivery Date, Sublandlord shall have the right to access the data room located in the Initial Premises and depicted on Exhibit C hereto (the “Data Room”) on a “24 hours per day/7 days per week/365(6) days per year” basis, and to use the Data Room in common with Subtenant.  Neither party shall move or otherwise interfere with the equipment of the other party that may be currently or hereafter located in the Data Room.  Sublandlord shall provide at least one (1) hour’s prior notice to Subtenant, which notice (notwithstanding anything to the contrary in Section 10.1 hereof) may be delivered by email or telephone to Steve Michel, Subtenant’s Executive Director of Operations (phone number (650) 801- 6430, email smichel@sutrobio.com), in order to enter the Data Room during normal operating hours (except in the case of an emergency, in which event no notice shall be required).

13.14Lab Space.  Notwithstanding anything to the contrary in this Sublease, commencing on the date of this Sublease and ending on December 31, 2020, Sublandlord shall have the right to access the lab space located in the Initial Premises and depicted on Exhibit C (hereto) (the “Lab Space”) on a “24 hours per day/7 days per week/365(6) days per year” basis.   During such period, Sublandlord shall have the exclusive use of the Lab Space, and Subtenant shall not interfere with Sublandlord’s use of the Lab Space. If Subtenant requires access to the Lab Space for planning purposes, Subtenant shall provide at least one (1) business day’s prior notice to Sublandlord, which notice (notwithstanding anything to the contrary in Section 10.1 hereof) may be delivered by email or telephone to Nallakkan Arvindan, Sublandlord’s Senior Vice President, Strategic Technical Operations (phone number (415) 365-5715, email Nallakkan.Arvindan@fiveprime.com), in order to enter the Lab Space during normal operating hours (except in the case of an emergency, in which event no notice shall be required).
IN WITNESS WHEREOF, the parties hereto have hereunto set their hand on the date first above written.

SUBLANDLORD:

Five Prime Therapeutics, Inc.,
a Delaware corporation

By: /s/ Thomas Civik
Name: Thomas Civik
Its: President and Chief Executive Officer

SUBTENANT:

Sutro Biopharma, Inc.,
a Delaware corporation

By: /s/ William J. Newell
Name: William J. Newell
Its: Chief Executive Officer

EXHIBIT A

MASTER LEASE

EXHIBIT B-1

INITIAL PREMISES FF&E

A-1

EXHIBIT B-2

EXPANSION PREMISES FF&E

B-1

EXHIBIT C

DEPICTION OF SHARED AREAS, DATA ROOM AND LAB SPACE

B-18

EXHIBIT D

ENVIRONMENTAL QUESTIONNAIRE

C-1

EXHIBIT E

INITIAL ALTERATIONS

D-1

EXHIBIT F

SUBLANDLORD’S WORK

E-1